Exhibit 99.1

Verano Announces Simplification of its Capital Structure

CHICAGO, March 27, 2023 – Verano Holdings Corp. (CSE: VRNO) (OTCQX: VRNOF) (“Verano” or the “Company”), a leading multi-state cannabis company, today announced that it has simplified its capital structure by completing the conversion of all its outstanding Class B proportionate voting shares (“PV Shares”) into Class A subordinate voting shares (“SV Shares”), resulting in one class of outstanding shares.

Each PV Share was converted into 100 SV Shares pursuant to the terms of the Company’s Articles. The rights and preferences of the SV Shares and the PV Shares are the same, except that the converted PV Shares were entitled to economic and voting rights 100 times the economic and voting rights of the SV Shares, which formed the basis for the conversion ratio of 100 SV Shares per PV Share. The SV Shares are listed on the Canadian Securities Exchange under the symbol “VRNO” and are also quoted for trading in the U.S. on the OTCQX under the symbol “VRNOF”. The PV Shares were not listed or quoted for trading. As of March 24, 2023, post conversion, Verano had 341,774,840 SV Shares outstanding.

About Verano

Verano is a leading, vertically integrated, multi-state cannabis operator in the U.S., devoted to the ongoing improvement of communal wellness by providing responsible access to regulated cannabis products. With a mission to address vital health and wellness needs, Verano produces a comprehensive suite of high-quality, innovative cannabis products sold under its trusted portfolio of consumer brands, Verano™, MÜV™, Savvy™, BITS™, Encore™, and Avexia™. Verano’s portfolio encompasses 14 U.S. states, with active operations in 13, including 14 production facilities comprising over 1,000,000 square feet of cultivation capacity. Verano designs, builds, and operates dispensaries under retail brands including Zen Leaf™ and MÜV™, delivering a superior cannabis shopping experience in both medical and adult use markets. Learn more at www.verano.com.

Contacts:

Investors

Verano

Julianna Paterra, CFA

Vice President, Investor Relations

julianna.paterra@verano.com

Media

Verano

Steve Mazeika

Vice President, Communications

steve.mazeika@verano.com

312-348-4430

###